EXHIBIT 99.1

OBAGI MEDICAL PRODUCTS CHIEF FINANCIAL OFFICER TO STEP DOWN

Long Beach, Calif. — March 24, 2008 — Obagi Medical Products, Inc. (NASDAQ: OMPI), a leader in topical aesthetic and therapeutic skin health systems, today announced that Stephen A. Garcia will be resigning as Chief Financial Officer, effective July 15, 2008.

“We thank Steve for his contribution and dedication to the Company and his role in helping us transition into a successful public company,” said President and CEO Steve Carlson.

“It was a difficult decision to leave Obagi Medical Products and all the people I have enjoyed working with here,” stated Chief Financial Officer Stephen Garcia.  “I wish my Obagi colleagues all the best in the future.”

“Looking ahead as we prepare for the growth opportunities we see for our business,” continued Carlson, “the Company has determined that the successor to this post will serve in a role that will encompass finance, accounting and IT and play a strategic role in our business development activities and administration functions.”

The Company announced that it is conducting a search via a nationwide recruiting firm for an executive who will fill the newly created position. Mr. Garcia will remain in his current post as the Company completes this transition.

About Obagi Medical Products, Inc.

Obagi Medical Products develops and commercializes skin health products for the dermatology, plastic surgery, and related aesthetic markets. Using its Penetrating Therapeutics™ technologies, Obagi Medical’s products are designed to improve penetration of agents across the skin barrier for common and visible skin conditions in adult skin including chloasma, melasma, senile lentigines, acne vulgaris and sun damage. The history of Obagi’s skin care product introductions is as follows: Obagi Nu-Derm™, 1988; Obagi-C Rx™ (the first and only prescription-strength vitamin C and hydroquinone system), 2004; Obagi Professional-C™ (a line of highly stable vitamin C serums), 2005; Obagi Nu-Derm™ Condition and Enhance for use with cosmetic procedures to enhance patient outcomes and satisfaction, 2006; Obagi ELASTIderm™ eye treatment and Obagi CLENZIderm M.D.™ acne therapeutic systems, 2007; a formulation of CLENZIderm M.D.™ Systems for normal to dry skin, June 2007; and ELASTIderm™ Décolletage System, January 2008. Obagi’s products are only available through physicians. Visit www.obagi.com for information.

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